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                                                                   EXHIBIT 11

                 COMPUTATION OF EARNINGS PER SHARE IN ACCORDANCE
                      WITH INTERPRETIVE RELEASE NO. 34-9083
                                    UNAUDITED

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
                                                                SECOND QUARTER ENDED         SIX MONTHS ENDED
                                                               MARCH 28,     MARCH 29,    MARCH 28,    MARCH 29,
(SHARES IN THOUSANDS)                                            1997          1996          1997        1996
---------------------------------------------------------------------------------------------------------------
Actual weighted average shares outstanding for the period        30,532        31,076       30,619       31,078

Dilutive employee stock options                                   1,058         1,093        1,050        1,149
                                                                -------       -------      -------      -------

Weighted average shares outstanding for the period               31,590        32,169       31,669       32,227
                                                                =======       =======      =======      =======


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-----------------------------------------------

Earnings applicable to fully diluted earnings per share         $17,349       $33,027      $30,170      $58,563
                                                                =======       =======      =======      =======

Earnings per share based on SEC interpretive release
  No. 34-9083:

Earnings per share - Fully Diluted(1)                           $  0.55       $  1.03      $   .95      $  1.82
                                                                =======       =======      =======      =======
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(1) There is no significant difference between fully diluted earnings per share and primary earnings per share.